EXHIBIT INDEX

(a)(1)   Articles of Incorporation, as amended Oct. 17, 1988.

(a)(2) Articles of Amendment to the Articles of Incorporation, dated June 16, 1999.

(a)(3) Articles of Amendment to the Articles of Incorporation, dated Nov. 14, 2002.

(a)(4) Articles of Amendment to the Articles of Incorporation, dated April 10, 2006.

(a)(5) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(b) By-laws of RiverSource Short Term Investments Series, Inc., as amended April 21, 2006.

(d) Investment Management Services Agreement, dated Jan. 12, 2006, between Registrant and RiverSource Investments, LLC.

(p)(2) Code of Ethics adopted under Rule 17j-1 for Registrant's investment adviser and principal underwriter, dated Jan. 2006 and April 2006.